EXHIBIT 4.47
THIRD AMENDMENT TO
MULTI-YEAR REVOLVING CREDIT AGREEMENT
     THIS THIRD AMENDMENT TO MULTI-YEAR REVOLVING CREDIT AGREEMENT (this “Third Amendment”) is made and entered into as of the 5th day of January, 2007 (the “Third Amendment Effective Date”), among ENTERPRISE PRODUCTS OPERATING L.P., a Delaware limited partnership (“Borrower”); WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”) for each of the lenders (the “Lenders”) that is a signatory or which becomes a signatory to the hereinafter defined Credit Agreement; and the Lenders party hereto.
RECITALS:
     A. On August 25, 2004, the Borrower, the Lenders and the Administrative Agent entered into a certain Multi-Year Revolving Credit Agreement, amended by that certain First Amendment to Multi-Year Revolving Credit Agreement dated October 5, 2005 and that certain Second Amendment to Multi-Year Revolving Credit Agreement dated June 22, 2006 (the “Credit Agreement”) whereby, upon the terms and conditions therein stated, the Lenders agreed to make certain Loans (as defined in the Credit Agreement) and extend certain credit to the Borrower.
     B. The parties hereto mutually desire to amend the Credit Agreement as hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Borrower, the Lenders party hereto and the Administrative Agent hereby agree as follows:
     1. Certain Definitions.
     1.1 Terms Defined Above. As used in this Third Amendment, the terms “Administrative Agent”, “Borrower”, “Credit Agreement”, “Third Amendment” and “Third Amendment Effective Date”, shall have the meanings indicated above.
     1.2 Terms Defined in Agreement. Unless otherwise defined herein, all terms beginning with a capital letter which are defined in the Credit Agreement shall have the same meanings herein as therein unless the context hereof otherwise requires.
     2. Amendments to Credit Agreement.
     2.1 Defined Terms.
     (a) The term “Agreement,” as defined in Section 1.01 of the Credit Agreement, is hereby amended to mean the Credit Agreement, as amended and supplemented by this Third Amendment and as the same may from time to time be further amended or supplemented.

     (b) The reference to “franchise tax in the nature of an income or gross receipts tax” set forth in the parenthetical contained in clause (a)(ii) of the definition of “Consolidated EBITDA” as defined in Section 1.01 of the Credit Agreement is hereby amended to refer instead to “franchise tax or margin tax in the nature of an income or gross receipts tax”, and the reference to “the amount of cash dividends actually received during such period by the Borrower or a Subsidiary (other than a Project Finance Subsidiary) from a Project Finance Subsidiary” set forth in clause (b) of such definition is hereby amended to refer instead to “the amount of cash dividends or distributions payable with respect to such period by a Project Finance Subsidiary or DEP which are actually received by the Borrower or a Subsidiary (other than a Project Finance Subsidiary) on or prior to the date the financial statements with respect to such period referred to in Section 5.01 are required to be delivered by the Borrower”.
     (c) Clause (k) of the definition of “Permitted Liens” as defined in Section 1.01 of the Credit Agreement is hereby amended in its entirety to read as follows:
     (k) any lien upon any property or assets (i) existing thereon at the time of the acquisition thereof by the Borrower, any Subsidiary or the Limited Partner, (ii) existing thereon at the time such Person becomes a Subsidiary by acquisition, merger or otherwise, or (iii) acquired by any Person after the time such Person becomes a Subsidiary by acquisition, merger or otherwise, to the extent such lien is created by security documents existing at the time such Person becomes a Subsidiary and not added to such security documents in contemplation thereof;
     (d) The reference to “a Subsidiary that is created principally to” set forth in the definition of “Project Finance Subsidiaries” as defined in Section 1.01 of the Credit Agreement is hereby amended to refer instead to “a Subsidiary that is (A) created principally to”, and such definition is further amended and supplemented by adding a new clause (B) at the end thereof, to read as follows:
and (B) designated as a Project Finance Subsidiary by the Borrower in writing to Administrative Agent.
     (e) The definition of “Subsidiary” as defined in Section 1.01 of the Credit Agreement is hereby amended and supplemented by adding the following proviso at the end thereof, to read as follows:
     ; provided, notwithstanding the foregoing, neither DEP nor any of its Subsidiaries shall constitute or be deemed to be a Subsidiary of the Borrower or any of its Subsidiaries.
     2.2 Additional Defined Terms. Section 1.01 of the Credit Agreement is hereby further amended and supplemented by adding the following new definitions, which read in their entirety as follows:
     “DEP” means Duncan Energy Partners L.P., a Delaware limited partnership.
     “Notes” means any promissory notes issued by the Borrower pursuant to Section 2.10(e)

     “Third Amendment” means that certain Third Amendment to Multi-Year Revolving Credit Agreement dated as of January 5, 2007, among the Borrower, the Lenders party thereto and the Administrative Agent.
     “Third Amendment Effective Date” means January 5, 2007.
     2.3 Separateness. The proviso following clause (v) of Section 2.20 of the Credit Agreement is hereby deleted in its entirety.
     2.4 Financial Statements. The reference to “within 60 days after the close of each fiscal quarter of the Borrower” set forth in Section 5.01(d) of the Credit Agreement is hereby amended to refer instead to “within 60 days after the close of each of the first three fiscal quarters of each fiscal year of the Borrower.”
     2.5 Financial Covenants. The first sentence of the second-to-last paragraph of Section 6.07(b) of the Credit Agreement (which reads “For purposes of calculating such ratio the Project Finance Subsidiaries shall be disregarded.”) is hereby amended in its entirety to read as follows:
For purposes of calculating such ratio the Project Finance Subsidiaries shall be disregarded and, following the initial public offering of DEP (as described in DEP’s Form S-1 Registration Statement filed December 15, 2006 with the SEC, as from time to time amended or supplemented): (i) Consolidated EBITDA and Consolidated Interest Expense in any prior fiscal quarters attributable to assets contributed to DEP shall be excluded from the calculation of Consolidated EBITDA and Consolidated Interest Expense for such prior fiscal quarters; however, such exclusion does not apply to, and there shall be included in such calculation, (A) the amount of cash dividends or distributions payable with respect to such a period by a Project Finance Subsidiary or DEP which are actually received by the Borrower or a Subsidiary (other than a Project Finance Subsidiary) on or prior to the date the financial statements with respect to such period referred to in Section 5.01 are required to be delivered by Borrower, and (B) with respect to EBITDA of a subsidiary owned jointly by DEP and the Borrower, excluding amounts actually dividended or distributed by such subsidiary and received by the owners thereof, an amount equal to such subsidiary’s EBITDA times the Borrower’s direct or indirect ownership percentage of the Equity Interests in such subsidiary (other than through DEP), and (ii) for purposes of calculating such ratio for the fiscal quarters ending prior to March 31, 2008, any dividends or distributions paid by DEP, without duplication, which are actually received by the Borrower shall be annualized as follows: (A) for the fiscal quarter ending March 31, 2007, such dividends or distributions received during the period commencing with such initial public offering and ending on the date the financial statements with respect to such period are required to be delivered by the Borrower times 365 divided by the number of days from such initial public offering to March 31, 2007, (B) for the fiscal quarter ending June 30, 2007, such dividends or distributions received during the period commencing with such initial public offering and ending on the date the financial statements with respect to such period are required to be delivered by the Borrower times 365 divided by the number of days from such initial public offering to June 30, 2007, (C) for the fiscal quarter ending September 30, 2007, such dividends or distributions received during the period commencing with such initial public offering and ending on the date the financial statements with respect to such period are required to be delivered by the Borrower times 365 divided by the number of days from such initial public offering to September 30, 2007, and (D) for the fiscal quarter ending December 31, 2007, such dividends or distributions received during the period commencing with such initial public offering and ending on the date the financial statements with respect to such period are required to be delivered by the Borrower times 365 divided by the number of days from such initial public offering to December 31, 2007.
     2.6 Notices. The reference to “all notices and other communications” set forth in the first sentence of Section 9.01 of the Credit Agreement is hereby amended to refer instead to “and except as provided in Section 9.01(f), all notices and other communications”, and such Section 9.01 is further amended and supplemented by amending Section 9.01(e) in its entirety and adding a new Section 9.01(f) thereafter, to read as follows:
     (e) if to any other Lender, to it at its address (or telecopy number) of record with the Administrative Agent, which Administrative Agent shall provide to the Borrower or any Lender upon request from time to time; and
     (f) The Borrower will have the option to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement or any other document executed in connection herewith, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto) or relates to the issuance, amendment, renewal or extension of any Letter of Credit, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default, or (iv) other than the requirements set forth in Sections 3.04(a), 4.01(j) and 5.01, is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing, any issuance, amendment, renewal or extension of any Letter of Credit or any other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders and the Issuing Bank by posting the Communications on SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. The Platform is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address as specified by the Administrative Agent from time to time shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement and any other documents executed in connection herewith. Each of the Issuing Bank and the Lenders agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Issuing Bank or Lender, as the case may be, for purposes of this Agreement and any other documents executed in connection herewith. Each of the Issuing Bank and the Lenders agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Issuing Bank’s or Lender’s, as the case may be, e-mail address to which the foregoing notice may be sent by electronic transmission, and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant hereto or any other document executed in connection herewith in any other manner specified herein or therein.
     2.7 Conditions Precedent. The obligation of the Lenders party hereto and the Administrative Agent to enter into this Third Amendment shall be conditioned upon the following conditions precedent:
     (a) The Administrative Agent shall have received a copy of this Third Amendment, duly completed and executed by the Borrower and Required Lenders; and acknowledged and ratified by the Limited Partner pursuant to a duly executed Acknowledgement and Ratification in the form of Exhibit A attached hereto;
     (b) The Administrative Agent shall have received a certificate, dated the Third Amendment Effective Date and signed by the President, an Executive Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement, and Section 2.5(d) hereof.
     (c) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Third Amendment Effective Date, including, to the extent invoiced five (5) Business Days prior to closing, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
     (d) As of the Third Amendment Effective Date, no Material Adverse Change exists.
     (e) The Administrative Agent shall have received such other information, documents or instruments as it or its counsel may reasonably request.
     3. Representations and Warranties. The Borrower represents and warrants that:

     (a) there exists no Default or Event of Default, or any condition or act which constitutes, or with notice or lapse of time or both would constitute, an Event of Default under the Credit Agreement, as hereby amended and supplemented;
     (b) the Borrower has performed and complied with all covenants, agreements and conditions contained in the Credit Agreement, as hereby amended and supplemented, required to be performed or complied with by it; and
     (c) the representations and warranties of the Borrower contained in the Credit Agreement, as hereby amended and supplemented, were true and correct in all material respects when made, and are true and correct in all material respects at and as of the time of delivery of this Third Amendment, except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.
     4. Extent of Amendments. Except as expressly herein set forth, all of the terms, conditions, defined terms, covenants, representations, warranties and all other provisions of the Credit Agreement are herein ratified and confirmed and shall remain in full force and effect.
     5. Counterparts. This Third Amendment may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.
     6. References. On and after the Third Amendment Effective Date, the terms “Agreement”, “hereof”, “herein”, “hereunder”, and terms of like import when used in the Credit Agreement shall, except where the context otherwise requires, refer to the Credit Agreement, as amended and supplemented by this Third Amendment.
     7. Governing Law. This Third Amendment shall be governed by and construed in accordance with the laws of the State of New York and applicable federal law.
     THIS THIRD AMENDMENT, THE CREDIT AGREEMENT, AS AMENDED HEREBY, THE NOTES AND THE OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     This Third Amendment shall benefit and bind the parties hereto, as well as their respective assigns, successors, heirs and legal representatives.
[Signatures Begin on Next Page]

EXECUTED as of the Third Amendment Effective Date.

BORROWER:

ENTERPRISE PRODUCTS OPERATING L.P.

By:	Enterprise Products OLPGP, Inc., General Partner

By	/s/ W. Randall Fowler W. Randall Fowler
Senior Vice President and Treasurer

WACHOVIA BANK, NATIONAL ASSOCIATION, individually, as Administrative Agent, as Issuing Bank and as Swingline Lender
By	/s/ Shannan Townsend
	Name:	Shannan Townsend
	Title:	Director

CITIBANK, N.A. Individually and as Co-Syndication Agent
By	/s/ Todd J. Mogil
	Name:	Todd J. Mogil
	Title:	Attorney-in-Fact

JPMORGAN CHASE BANK, Individually and as Co-Syndication Agent
By	/s/ Dianne L. Russell
	Name:	Dianne L. Russell
	Title:	Vice President

MIZUHO CORPORATE BANK, LTD., Individually and as Co-Documentation Agent
By	/s/ Leon Mo
	Name:	Leon Mo
	Title:	Senior Vice President

SUNTRUST BANK, Individually and as Co-Documentation Agent
By	/s/ Peter Panos
	Name:	Peter Panos
	Title:	Vice President

THE BANK OF NOVA SCOTIA, Individually and as Co-Documentation Agent
By	/s/ Gregory E. George
	Name:	Gregory E. George
	Title:	Managing Director

BARCLAYS BANK PLC, Individually and as a Senior Managing Agent
By	/s/ Doug Bernegger
	Name:	Doug Bernegger
	Title:	Director

BAYERISCHE HYPO-UND VEREINSBANK AG, NEW YORK BRANCH, Individually and as a Senior Managing Agent
By	/s/ Shannon Batchman
	Name:	Shannon Batchman
	Title:	Director

By	/s/ Betsy Hudson
	Name:	Betsy Hudson
	Title:	Loan Specialist

BMO CAPITAL MARKETS FINANCING, INC., Individually and as a Senior Managing Agent
By	/s/ Cahal Carmody
	Name:	Cahal Carmody
	Title:	Vice President

THE ROYAL BANK OF SCOTLAND plc, Individually and as a Senior Managing Agent
By	/s/ Matthew Main
	Name:	Matthew Main
	Title:	Managing Director

BANK OF AMERICA, N.A., Individually and as a Managing Agent
By	/s/ Zewditu Menelik
	Name:	Zewditu Menelik
	Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., HOUSTON AGENCY, Individually and as a Managing Agent

By	/s/ Kelton Glasscock
	Name:	Kelton Glasscock
	Title:	Vice President & Manager

BNP PARIBAS, Individually and as a Managing Agent
By:	/s/ J. Onischuk
	Name:	J. Onischuk
	Title:	Director

By	/s/ Greg Smothers
	Name:	Greg Smothers
	Title:	Vice President

LEHMAN COMMERCIAL PAPER INC., Individually and as a Managing Agent
By	/s/ Janine M. Shugan
	Name:	Janine M. Shugan
	Title:	Authorized Signatory

MORGAN STANLEY BANK, Individually and as a Managing Agent
By	/s/ Daniel Twenge
	Name:	Daniel Twenge
	Title:	Authorized Signatory, Morgan Stanley Bank

UBS LOAN FINANCE LLC, Individually and as a Managing Agent
By:	/s/ Richard L. Tavrow
	Name:	Richard L. Tavrow
	Title:	Director

By	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

SOCIETE GENERALE, Individually and as Co-Agent
By	/s/ Stephen W. Warfel
	Name:	Stephen W. Warfel
	Title:	Director

GOLDMAN SACHS CREDIT PARTNERS L.P., a Lender
By	/s/ Pedro Ramirez
	Name:	Pedro Ramirez
	Title:	Authorized Signatory

ING CAPITAL LLC, a Lender
By	/s/ Richard Ennis
	Name:	Richard Ennis
	Title:	Managing Director

SUMITOMO MITSUI BANKING CORPORATION, a Lender
By	/s/ William M. Ginn
	Name:	William M. Ginn
	Title:	General Manager

DNB NOR BANK ASA, Individually and as Co-Agent
By	/s/ Nikolai A. Nachamkin
	Name:	Nikolai A. Nachamkin
	Title:	Senior Vice President

By	/s/ Thomas Tangen
	Name:	Thomas Tangen
	Title:	Vice President

ROYAL BANK OF CANADA, Individually and as Co-Agent
By	/s/ David A. McCluskey
	Name:	David A. McCluskey
	Title:	Authorized Signatory

MERRILL LYNCH BANK USA, a Lender
By	/s/ Louis Alder
	Name:	Louis Alder
	Title:	Director

CAPITAL ONE, N.A., a Lender
By	/s/ Nancy G. Moragas
	Name:	Nancy G. Moragas
	Title:	Senior Vice President

EXHIBIT A
ACKNOWLEDGMENT AND RATIFICATION OF GUARANTOR
     The undersigned (“Guarantor”) hereby expressly (i) acknowledges the terms of the foregoing Third Amendment to Multi-Year Revolving Credit Agreement; (ii) ratifies and affirms its obligations under its Guaranty Agreement dated as of August 25, 2004, in favor of the Administrative Agent; (iii) acknowledges, renews and extends its continued liability under said Guaranty Agreement and Guarantor hereby agrees that its Guaranty Agreement remains in full force and effect; and (iv) guarantees to the Administrative Agent the prompt payment when due of all amounts owing or to be owing by it under its Guaranty Agreement pursuant to the terms and conditions thereof, as modified hereby.
     The foregoing acknowledgment and ratification of the undersigned Guarantor shall be evidenced by signing the space provided below, to be effective as of the Third Amendment Effective Date.

ENTERPRISE PRODUCTS PARTNERS L.P.,
a Delaware limited partnership

By:	Enterprise Products GP, LLC, General Partner

By:	/s/ W. Randall Fowler
W. Randall Fowler
Senior Vice President and Treasurer